Exhibit 99.1

China Ritar Reports Fiscal Second Quarter 2008 Financial Results

--Revenues increase 148% to $30.8 million--

--Net income increases 75% to 1.7 million—

--Solar market sales reach 12% of total sales--

SHENZHEN, China, Aug. 13 -- China Ritar Power Corp. (OTC Bulletin Board: CRTP) ("the Company" or "China Ritar"), a leading Chinese manufacturer of lead acid batteries, today announced consolidated financial results for the quarter ended June 30, 2008.

Revenues increased approximately $18.4 million, or 148%, to $30.8 million for the fiscal quarter ended June 30, 2008, from $12.4 million for the same period in 2007. This increase was mainly attributable to the significant increase in export sales, which is a result of the Company's ongoing effort to develop overseas markets. Increased production capacity as a result of the opening of the Company's manufacturing facility in Hengyang also helped facilitate growth during the second quarter of 2008. For the first half of 2008 revenues increased 135% to $50.1 million versus $21.3 million during the first half of 2007.

Gross profit increased approximately $3.3 million, or 124%, to $6.0 million for the second quarter 2008 from $2.7 million for the same period in 2007. Gross margin decreased from 21.6% in the second quarter of 2007 to 19.5% in the second quarter of 2008, a decline of 210 basis points. The decrease in gross margin was primarily a result of an increase in raw materials costs which was partially offset by higher prices charged to customers. For the first half of 2008 gross profit was $10.0 million versus $4.3 million in the first half of 2007. Gross margin was 20.1% as compared to 20.2% during the first half of 2007.

Operating expenses increased approximately $1.7 million, or 119%, to $3.2 million in the second quarter of 2008 as compared to $1.5 million in the second quarter of 2007. Approximately $1.0 million of the increase was attributable to non-cash, stock-based compensation recognized in this quarter versus no such charge recognized in the year earlier period. This non-cash, stock-based charge relates to a private placement fundraising executed by the Company in February of 2007, for which the terms include a provision stating that China Ritar' CEO, Mr. Jiada Hu's shares held in escrow will be released back to Mr. Hu, in the event that certain net income targets ("make-good" provisions) are met. In terms of accounting treatment, the return of shares to Mr. Hu is treated as compensation expense and is valued at the fair value of the shares on the date of the share grant. The $1.0 million charge was made in expectation that the make-good provision of $8.2 million for 2008 will be met. This compensation expense requires no expenditure of cash on the part of the Company and has no effect on the number of shares outstanding for the Company. Excluding the non-cash, stock-based compensation charge, operating expenses increased 53% to $2.2 million in the second quarter of 2008 as compared to the prior year period. Operating expenses as a percentage of sales decreased from 11.8% in the second quarter of 2007 to 10.4% in the second quarter of 2008. Excluding the non-cash, stock-based compensation charge, operating expenses as a percentage of sales were 7.3% during the current period. The decrease in operating expenses as a percentage of sales was attributed to economies of scale resulting from the Company's continued growth in sales and production.

Operating profit increased approximately $1.6 million, or 131%, to $2.8 million for second quarter of 2008, as compared to $1.2 million during the same period last year. Operating profit as a percentage of revenue was 9.1% for the second quarter 2008 as compared to 9.8% in the second quarter of 2007, a decrease of 70 basis points. Excluding the non-cash, stock-based compensation charge, operating profit increased approximately $2.6 million, or 210.8%, to $3.8 million in the second quarter of 2008 and operating margin increased to 12.2% during the period. Increases in the operating profit and operating margin resulted from the reasons stated above. For the first half of 2008 as compared to the prior year period, operating profit increased 121% to $4.1 million and operating margin decreased from 8.8% to 8.3%. Excluding the non-cash, stock-based compensation charge, for the first half of 2008 as compared to the prior year period, operating profit increased 224% to $6.0 million and operating margin increased from 8.8% to 12.1%.

Net income for the three months ended June 30, 2008 grew by 75% to $1.7 million or $0.09 per diluted share outstanding, as compared to net income of $1.0 million, or $0.05 per diluted share outstanding, in the prior year period. For the first half of 2008, net income grew by 60% to $2.3 million or $0.12 per diluted share outstanding, as compared to net income of $1.4 million, or $0.08 per share. Excluding the non-cash, stock-based compensation, net income for the three months ended June 30, 2008 grew by 172% to $2.7 million, or $0.14 per diluted share outstanding, and net income for the first half of 2008 was $4.2 million or $0.21 per diluted share outstanding.

"We are very pleased to report such outstanding results for the second quarter of 2008" stated Mr. Jiada Hu, Chief Executive Officer of China Ritar. "We continue to demonstrate that we can compete on price and quality anywhere in the world. Domestically our business grew by 62% as compared to the second quarter of 2007. Our export business grew by more than 240% as compared to the second quarter of 2007. In fact, the export growth was so strong that we actually recorded 35% growth relative to the first quarter of 2008. We showed strong growth across the globe with particularly large gains in Europe, India, and the rest of Asia. While UPS and telecommunications batteries sales both grew significantly, we are particularly pleased that our sales to the solar power market reached approximately $3.8 million during the quarter or roughly 12% of our total revenues for the quarter. As we have stated previously we are targeting the solar market for development due to its tremendous growth potential and superior margins. In 2007 our sales to the solar market were roughly 5% of our total sales and our goal was to achieve a 10% level in 2008. We are on track to reach this goal. Our long-term goal is to become a leader in this high-growth sector. We are off to a good start and will continue to dedicate ourselves to capitalizing on the tremendous potential of this market segment. We are also quite pleased with our profitability. While higher raw material costs squeezed our gross margin somewhat, the growing scale of our operation allowed us to decrease operating expenses as a percentage of sales. We are confident we can continue to control costs and protect margins as we pursue our expansion plans."

The Company is also reiterating its full year 2008 guidance of approximately $130.0 million in revenues and $11.0 million in net income, increases of 77% and 69%, respectively, over 2007. (Note that in 2008 the Company expects to incur a non-cash, stock-based compensation charge of roughly $1.0 million each quarter, or $3.9 million over the entire year, related to achieving a FY08 make-good provision of $8.2 million in net income. Net income guidance of $11.0 million for the full year 2008 excludes the non- cash, stock-based compensation charge.)

"As of July our new Hengyang manufacturing facility has five battery production lines in operation which is expected to approximately double our lead-acid battery production capacity as compared to 2007 levels. We have also commenced lead plate production in Hengyang. This capacity expansion will allow us to continue to aggressively pursue growth, confident that we will be able to expand production in order to meet increasing demand for our products," continued Mr. Jiada Hu. "We expect continued success in developing foreign markets while at the same time taking advantage of rapid growth in China. We are also confident we will continue to grow across all of our market segments with solar continuing to grow substantially. In short we are well positioned to continue our record of growth and look forward to 2008 being another very successful year for the Company."

About China Ritar Power Corp.

China Ritar designs, develops, manufactures and markets environmentally friendly lead-acid batteries with a wide range of capacities and applications, including telecommunications, Uninterrupted Power Source (UPS) devices, Light Electrical Vehicles (LEV), and alternative energy production (solar and wind power). China Ritar sells, markets and services six series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid (VRLA) batteries. Products are sold worldwide with sales in 56 countries including China, India, and numerous markets in Europe and the Americas.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CHINA RITAR POWER CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30	December 31
	2008	2007
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$4,673,560	$4,775,562
Accounts receivable, net of allowances of $898,175 and $462,228	20,902,847	12,042,973
Inventories	18,502,959	11,850,682
Advance to supplier	1,540,516	3,328,039
Other current assets	1,028,885	577,493
Restricted cash	3,967,861	5,857,637

Total current assets	50,616,628	38,432,386

Property, plant and equipment:
Property, plant and equipment, net	9,800,156	6,274,103
Intangible assets, net	16,357	18,083
Land use right	478,912	451,456
Due from related parties	12,937	206,175

Total assets	$60,924,990	$45,382,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,764,048	$10,878,649
Income and other tax payable	1,639,536	1,168,938
Accrued salaries	224,361	300,552
Bills payable	1,964,551	4,012,797
Other current liabilities	2,740,033	1,939,708
Current portion of long term debt	90,951	170,903
Short term loans	6,843,329	3,089,922

Total current liabilities	31,266,809	21,561,469

Long-term liabilities:
Long-term loans	145,523	136,722
	145,523	136,722

Total liabilities	31,412,332	21,698,191

Minority interest in consolidated subsidiaries	12,385	28,058
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Stockholders’ equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $.001 par value; authorized 100,000,000 shares authorized, 19,134,992 and 19,000,996 shares issued and outstanding	19,135	19,001
Additional paid-in capital	17,296,026	15,343,481
Retained earnings	9,160,372	6,889,145
Accumulated other comprehensive income	3,024,740	1,404,327

Total stockholders’ equity	29,500,273	23,655,954

Total liabilities and stockholders’ equity	$60,924,990	$45,382,203

CHINA RITAR POWER CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$50,072,786	$21,252,607	$30,818,230	$12,424,416

Cost of sales	40,024,724	16,951,216	24,804,007	9,745,152

Gross profit	10,048,062	4,301,391	6,014,223	2,679,264
Operating expenses
Salaries	2,476,885	611,855	1,266,032	342,607
Sales commission	456,355	234,518	277,205	108,309
Shipping and handling cost	702,532	419,206	413,477	241,739
Other selling, general and administrative expenses	2,280,754	1,175,353	1,254,168	774,804

	5,916,526	2,440,932	3,210,882	1,467,459

Operating profit	4,131,536	1,860,459	2,803,341	1,211,805

Other income and (expenses)
Interest income	79,138	16,524	33,356	11,294
Other income	219	118	219	118
Finance charges	(346,170)	(109,245)	(203,937)	(24,929)
Foreign currency exchange loss	(532,123)	(149,046)	(225,862)	(46,199)
Other expenses	(5,316)	-	(4,588)	-

Other (expenses)	(804,252)	(241,649)	(400,812)	(59,716)

Income before income taxes and minority interests	3,327,284	1,618,810	2,402,529	1,152,089

Income taxes	(1,072,869)	(213,568)	(667,969)	(162,891)

Income before minority interests	2,254,415	1,405,242	1,734,560	989,198

Minority interests share in loss	16,812	3,864	2,576	3,629

Net income	2,271,227	1,409,106	1,737,136	992,827

Other comprehensive income
Foreign currency translation adjustment	1,620,413	419,717	631,171	365,932

Comprehensive income	$3,891,640	$1,828,823	$2,368,307	$1,358,759

Earnings per share:
- Basic	$0.12	$0.08	$0.09	$0.05
-Diluted	$0.12	$0.08	$0.09	$0.05

Weighted average number of shares outstanding:
- Basic	19,120,123	17,116,255	19,127,701	18,968,132
- Diluted	19,557,863	18,298,639	19,536,064	20,544,363

For more information, please contact:

Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200